PROSPECTUS SUPPLEMENT                           REGISTRATION NO. 333-36490
(To Prospectus dated February 17, 2006)         Filed Pursuant to Rule 424(b)(3)


                            [HOLDRS UTILITIES LOGO]


                        1,000,000,000 Depositary Receipts
                           Utilities HOLDRS (SM) Trust


         This prospectus supplement supplements information contained in the prospectus dated February 17, 2006 relating to the sale of up to 1,000,000,000 depositary receipts by the Utilities HOLDRS (SM) Trust.

         The share amounts specified in the table in the "Highlights of Utilities HOLDERS" section of the base prospectus shall be replaced with the following:

                                                                                                   Primary
                                                                                     Share         Trading
                              Name of Company                         Ticker        Amounts         Market
           -------------------------------------------------          ------        -------         ------
           American Electric Power Company, Inc.                       AEP            14            NYSE
           Centerpoint Energy, Inc.                                    CNP            13            NYSE
           Consolidated Edison, Inc.                                    ED             9            NYSE
           Dominion Resources, Inc.                                     D             11            NYSE
           Duke Energy Corporation (New Holding Company)(1)            DUK            30            NYSE
           Dynegy, Inc.                                                DYN            12            NYSE
           Edison International                                        EIX            15            NYSE
           El Paso Corporation                                          EP            10            NYSE
           Entergy Corporation                                         ETR            10            NYSE
           Exelon Corporation                                          EXC            30            NYSE
           FirstEnergy Corporation                                      FE            10            NYSE
           FPL Group, Inc.                                             FPL            16            NYSE
           PG&E Corporation                                            PCG            17            NYSE
           Progress Energy, Inc.                                       PGN             7            NYSE
           Public Service Enterprise Group Incorporated                PEG            10            NYSE
           Reliant Energy, Inc.                                        RRI         10.251839        NYSE
           The Southern Company                                         SO            29            NYSE
           Texas Utilities Company                                     TXU            24            NYSE
           The Williams Companies, Inc.                                WMB            20            NYSE

-------------------
(1) Effective April 1, 2006, Duke Energy Corporation (NYSE ticker "DUK"), an underlying constituent of the Utilities HOLDRS Trust, changed its name to Duke Energy Corporation (New Holding Company). Effective April 3, 2006, creations of Utilities HOLDRS Trust require a deposit of 30 shares of Duke Energy Corporation (New Holding Company) per round lot of 100 Utilities HOLDRS.

The share amounts listed in the table above reflect all previous stock splits, dividends and business combination transactions.

            The date of this prospectus supplement is June 30, 2006.